Vermont Pure Holdings, Ltd. Announces Financial Results for its Third Fiscal Quarter Ending July 31, 2008

Watertown, CT - September 15, 2008: Vermont Pure Holdings, Ltd. (AMEX: VPS) announced its financial results for the third quarter and first nine months of its fiscal year 2008 and that it will file these results on Form 10-Q with the Securities and Exchange Commission today.

Total sales for the nine months ending July 31, 2008 increased 8% to $51.8 million from $48.1 million for the comparable period a year ago. Gross margin also increased 8% for the first nine months of 2008 to $29.3 million from $27.2 million in the comparable period a year earlier. Gross margin, as a percentage of sales, of 57% was unchanged from year to year. Net income increased to $2 million, or $.09 per share, for the nine month period in 2008 compared to $1.3 million, or $.06 per share, a year ago.

Sales for the third fiscal quarter increased 5% to $18 million from $17.1 million in the same period a year ago. Gross margin increased 4% to $10.3 million in the third quarter of 2008 from $9.9 million in the third quarter of 2007. Gross margin, as a percentage of sales decreased to 57% from 58% in the respective periods. Net income improved to $1 million, or $.05 per share, in the third quarter of 2008 compared to $577,000, or $.03 per share, in the third quarter of 2007.

“We are pleased that increased sales continue to translate into improved profitability,” said Peter Baker, C.E.O. of Vermont Pure Holdings, Ltd. “In light of the current economic conditions in the Northeastern United States we continue to take steps to aggressively promote our products through direct marketing and control our energy and raw material costs. We were excited to have had Governor Rell on hand at our Watertown facility last month to unveil our new solar electricity generation system. This system is a terrific example of our commitment to a dual bottom line - energy cost effectiveness and environmental concerns,” Baker concluded.

Vermont Pure Holdings, Ltd. (AMEX: VPS - News), the largest independent home and office distributor of its kind in the United States, markets water, coffee and other home and office refreshment products throughout the Northeast through its subsidiary Crystal Rock LLC. The Company bottles and distributes natural spring water under the Vermont Pure® brand and purified water with minerals added under the Crystal Rock® label. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable and recyclable bottles. The Company continues to set high standards in the bottled water industry through its technical innovation, commitment to the environment and by integrating its family roots into relationships with employees and customers. More information is available at http://www.crystalrock.com.

VERMONT PURE HOLDINGS, LTD
Results of Operations

	(Unaudited)		(Unaudited)
	Nine Months Ended:		Three Months Ended:
	July 31,	July 31,	July 31,	July 31,
	2008	2007	2008	2007
(000's $)

Sales	$51,809	$48,086	$17,986	$17,107

Income from operations	$5,490	$4,566	$2,366	$1,769

Net Income	$2,011	$1,279	$1,029	$577

Basic net earnings per share	$0.09	$0.06	$0.05	$0.03
Diluted net earnings per share	$0.09	$0.06	$0.05	$0.03

Basic Wgt. Avg. Shares Out. (000's)	21,587	21,626	21,524	21,626
Diluted Wgt Avg. Shares Out. (000's)	21,587	21,626	21,524	21,626

Note: This press release contains forward looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward looking statements, including integration of acquisitions, ability to sustain and manage growth, changing market conditions, and other risks detailed in the company’s filings with the Securities and Exchange Commission.

Contact:
Peter Baker, CEO
860-945-0661 Ext. 3001

Bruce MacDonald, CFO
802-860-1126